Exhibit 99.1

Broadwind Energy Reports 2008 Third Quarter Results

Naperville, Ill. – Nov.17, 2008 – Broadwind Energy, Inc. (OTC-BB: BWEN), a leading provider of components, logistics and services to the wind power and broader energy markets, today reported their results for the quarter and nine-month periods ended September 30, 2008.  Quarterly revenues were $64.5 million, up from $40.8 million in the second quarter of fiscal 2008 and up from $3.1 million in the third quarter of 2007.

The Company reported a net loss of $3.4 million, or ($0.04) per diluted share, in the third quarter of 2008, compared with net income of $683,000, or $0.01 per diluted share, in the same period in 2007.  For the nine-month period ended September 30, 2008, the Company reported a net loss of $8.9 million, or ($0.10) per diluted share, compared to net income of $1.3 million, or $0.03 per diluted share, in the first nine months of 2007.  Production ramp-up expenses, integration-related costs from acquisitions, and continued efforts to build the infrastructure necessary for public company and regulatory compliance, including Sarbanes-Oxley, contributed to the loss in the third quarter and year-to-date results.

The Company generated Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (EBITDAS) of $3.1 million for the third quarter 2008 and $10.6 million for the first nine months of 2008.  For a summary of financial results and an explanation and reconciliation of EBITDAS to net income, please see the table below.

“Our third quarter and nine-month results reflect our continued progress toward building Broadwind into the premier component and service provider in the North American wind energy industry,” said Broadwind CEO J. Cameron Drecoll.  “We have invested significantly in our infrastructure, through both hiring and training of new employees as well as the expansion of our state-of-the-art manufacturing capabilities.  Looking ahead, we remain focused on growing operational efficiencies throughout our subsidiaries and leveraging our broad strengths and diverse, but complementary, product lines to further increase our market share.”

“Our strategy to integrate the supply chain for wind power now spans from component manufacturing to transportation, installation and service, giving us the broadest portfolio and customer base in the wind energy market,” Drecoll added.

During the third quarter, Broadwind also announced several key additions to the executive team, and added key management in operating platform leadership positions.  In addition to its top-line growth, on the balance sheet Broadwind reported an available cash balance of $34.4 million and total debt outstanding of $36.3 million as of September 30, 2008.

Broadwind also announced it has hired Morgan Stanley & Co. Incorporated to advise the Company on certain acquisition, growth, and financing opportunities.  Morgan Stanley will also advise the Company on issues related to the Schedule 13D filing by its largest shareholder, Tontine Partners, L.P.  Tontine recently indicated its intent to explore alternatives for the disposition of its ownership position in Broadwind in an orderly fashion and with no intended timeframe.  Tontine currently owns 48.7% of the total outstanding shares of Broadwind common stock.

“As a ground-floor investor in Broadwind, Tontine has provided both financial support and leadership expertise to our Company,” said Chief Financial Officer Matt Gadow.  “However, Tontine has expressed their desire to explore alternatives for the disposition of their ownership stake in Broadwind in an orderly manner.  We view this as an indication of the extraordinary market dislocation that Tontine has recently experienced.  In order to minimize short-term disruption and to ensure the Company remains well positioned to achieve its long-term objectives, we have engaged Morgan Stanley to help us explore and evaluate other strategic opportunities in our drive to become the leading service and component supplier to the North American wind energy market.”

Segment Results

Products

Broadwind’s Products segment includes the Company’s Tower Tech Systems, R.B.A., Inc., and Brad Foote Gear Works subsidiaries.  Tower Tech is a leading wind tower manufacturer.   R.B.A. provides subcontract machining and fabrication for several industries, including components for cranes used in wind facility construction.  Brad Foote Gear Works manufactures precision gearing systems for various markets, including wind turbines and oil and gas exploration.

Broadwind’s Products segment posted significant growth from the second quarter of 2008, fueled by increased sales and increased production of wind towers and gearing systems.  For the current third quarter, net revenues for the Products segment grew to $51.0 million, compared with $3.1 million in net revenues reported in the third quarter 2007, reflecting the broader product and customer base as a result of the October 2007 acquisitions of Brad Foote Gear Works and R.B.A.   The Company also experienced integration and production ramp-up costs associated with Broadwind’s acquisition of R.B.A. and Brad Foote Gear Works, as well as expansion costs related to the tower plant expansions.  Also of note was the relocation of Brad Foote Gear Works’ primary activities to a second facility in Cicero, Ill., which was completed in the first quarter of 2008.  Broadwind expects, when fully ramped up, the new and much larger facility will more than double Brad Foote Gear Works’ gearing production capacity.

Service

Broadwind’s Service segment was created as a result of the Company’s January 2008 acquisition of Energy Maintenance Service (EMS), one of the nation’s leading service and maintenance providers to the wind power market with over 240 employees throughout the U.S. The Service segment also includes Badger Transport, which Broadwind acquired in June 2008, a heavy hauler specializing in transporting oversized and overweight components and equipment for the wind energy industry.  Third quarter net revenues for the Service segment were $13.5 million.

Reconciliation of GAAP Net Income to Adjusted EBITDAS (Unaudited)

The Company has provided the following table, which reconciles net income, as reported, to EBITDAS.  The Company utilizes EBITDAS (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation) as a key financial metric and believes it represents the Company’s cash generation, which it can use to make acquisitions, invest in operations and facilities, return to shareholders, and for other uses.  EBITDAS, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis.  Additionally, EBITDAS as computed by the Company may not be comparable to similar metrics used by others in the industry.

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2008	2007	2008	2007
Net (loss) income	$(3,439)	$683	$(8,855)	$1,344
Add: interest expense (net), income taxes, depreciation and amortization	6,286	30	18,294	168
EBITDA	2,847	713	9,439	1,512
Add: stock based compensation	224	2	1,128	2
EBITDAS	$3,071	$715	$10,567	$1,514

About Broadwind Energy, Inc.

Naperville, Illinois-based Broadwind Energy, Inc. (OTC-BB: BWEN), owns, supports, grows and strategically positions companies that manufacture, install and maintain components for the energy industry, with a primary emphasis on the wind energy sector. The Company’s operational platforms include wind tower manufacturing; heavy steel fabrication; wind facility construction, wind turbine installation and maintenance; precision gear manufacturing; and specialized transportation services. Its platform companies currently include Badger Transport, Inc., a specialty heavy hauler; Brad Foote Gear Works, Inc., a precision gearing systems manufacturer; Energy Maintenance Service, LLC (EMS), a wind energy operation and maintenance service provider; R.B.A., Inc., a heavy steel fabricator; and Tower Tech Systems, Inc., a wind tower manufacturer. Broadwind and its platform companies employ approximately 1,000 people across the U.S. For more information, visit www.broadwindenergy.com

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to future, not past, events.  Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words.  These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements.  For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact:

Jeff Lambert, Karen Keller

Lambert, Edwards & Associates

616-233-0500 / kkeller@lambert-edwards.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007
Net sales	$64,488	$3,123	$140,482	$7,985
Cost of sales	52,189	1,839	110,082	4,888
Gross profit	12,299	1,284	30,400	3,097

Operating costs and expenses:
Selling, general and administrative expenses	12,110	694	28,475	1,906
Amortization of intangible assets	2,932	—	8,249	—
Total operating costs and expenses	15,042	694	36,724	1,906
Operating (loss) income	(2,743)	590	(6,324)	1,191

Other income (expense):
Interest income (expense), net	90	93	(1,921)	153
Other, net	(319)	—	57	—
Total other income (expense), net	(229)	93	(1,864)	153
Income (loss) before provision for income taxes	(2,972)	683	(8,188)	1,344
Income tax (benefit) provision	467	—	667	—
Net (loss) income	$(3,439)	$683	$(8,855)	$1,344

Net (loss) income per common share - basic and diluted	$(0.04)	$0.01	$(0.10)	$0.03
Weighted average common shares outstanding - basic and diluted	96,470,415	47,724,464	87,692,295	44,969,545